                         LAURENTIAN CAPITAL CORPORATION

Exhibit 11 - Computation of Per Share Earnings
             ---------------------------------

                                           Nine Months Ended         Quarter Ended
                                             September 30,            September 30,
                                       -----------------------   ----------------------
                                          1994         1993        1994          1993
                                       ----------   ----------   ----------   ----------
Shares outstanding                      7,548,757    7,544,665    7,593,757    7,548,757
Number of days                                 96            6           92           92
Shares outstanding                      7,593,757    7,548,757
Number of days                                177          267
                                       ----------   ----------   ----------   ----------

  Weighted Average
  Shares Outstanding                    7,577,933    7,548,667    7,593,757    7,548,757
                                       ==========   ==========   ==========   ==========

Net income from operations             $7,002,593   $5,847,914   $2,396,852   $2,097,286

Net income from cumulative effect
of change in method of accounting
for income taxes                                0      400,000            0            0
                                       ----------   ----------   ----------   ----------
Total Net Income                        7,002,593    6,247,914    2,396,852    2,097,286

   Less:

   Accrued Dividends
   on Preferred Stock                     177,539      207,009       50,621       69,003
                                       ----------   ----------   ----------   ----------

Adjusted Net Income                    $6,825,054   $6,040,905   $2,346,231   $2,028,283
                                       ==========   ==========   ==========   ==========

Earnings Per Common Share:

   Net income from operations          $     0.90   $     0.75   $     0.31   $     0.27

   Cumulative effect of change in
   method of accounting for income
   taxes                                     0.00         0.05         0.00         0.00
                                       ----------   ----------   ----------   ----------

Per Share Amount                       $     0.90   $     0.80   $     0.31   $     0.27
                                       ==========   ==========   ==========   ==========

The Company's Series A Redeemable Preferred Stock are considered to be common stock equivalents. These shares were not included in the earnings per share computation because their effect was anti-dilutive. Options granted to purchase the Company's common stock are also considered common stock equivalents. These options were not included in the computation of earnings per share because their maximum possible dilution was not material.